As filed with the Securities and Exchange Commission on May 17, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MathStar, Inc.

(Exact name of issuer as specified in its charter)

Delaware	41-1881957
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

19075 N.W. Tanasbourne Drive

Suite 200

Hillsboro, Oregon 97124

(Address of principal executive offices, including Zip Code)

MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan

(Full title of the plan)

Copy to:
James W. Cruckshank	Michele D. Vaillancourt
Vice President of Administration	Winthrop & Weinstine, P.A.
and Chief Financial Officer	225 South Sixth Street
MathStar, Inc.	Suite 3500
19075 Tanasbourne Drive	Minneapolis, Minnesota 55402
Suite 200	Telephone: (612) 604-6400
Hillsboro, Oregon 97124
(Name and address of agent for service)

(503) 726-5500

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale:

From time to time after the effective date of this registration statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $.01 par value	1,366,666 shares	$1.73	$2,364,333	$72.59

(1)   The number of shares being registered consists of 1,366,666 shares of common stock of MathStar, Inc. which may be issued under the MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan.

(2)   Pursuant to Rule 457(c) under the Securities Act of 1933, the offering price is equal to the average of the high and low sale prices of the common stock as of May 11, 2007 as reported on The NASDAQ Global Market.

i

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933.  Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Item 1.  Plan Information.

See paragraph above.

Item 2.  Registrant Information and Employee Plan Annual Information.

See paragraph above.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

a.             The description of the Company’s common stock contained in the Company’s prospectus dated April 17, 2007 filed with the Securities Exchange Commission (the “SEC”) under the headings “Description of Capital Stock – General” and “Description of Capital Stock – Common Stock” (File No. 333-141362);

b.             The Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 14, 2007;

c.             The Company’s Current Reports on Form 8-K filed with the SEC on February 12, 2007, February 14, 2007, February 15, 2007, April 23, 2007, May 10, 2007 and May 17, 2007;

d.             The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 10, 2007;

e.             All other reports filed by the Company with the SEC (but not furnished) pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after May 17, 2007; and

f.                                         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC).

We will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to Mr. James W. Cruckshank, Vice President of Administration and Chief Financial Officer of the Company, at the Company’s principal offices, 19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, Oregon, 97124, or by telephone at (503) 726-5500.

Item 4.  Description of Securities.

The shares of the Company’s common stock offered pursuant to this registration statement are registered under Section 12(g) of the Exchange Act.  The description of the Company’s common stock is incorporated by reference pursuant to Item 3.a. above.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is incorporated under Delaware law.  Section 145 of the Delaware General Corporation Law provides as follows:

A Delaware corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was illegal.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article 9(B) of the Company’s Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents and other persons to the fullest extent authorized or permitted by the Delaware General Corporation Law.

The Company maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Under the underwriting agreement dated as of October 26, 2005 by and between the Company and Feltl and Company, as the underwriter of the Company’s initial public offering, the underwriter agreed to indemnify the Company and its directors, executive officers and persons who control the Company within the meaning of the Securities Act of 1933 against liabilities as provided in the underwriting agreement.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index.

Item 9.  Undertakings.

(a)           Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)                    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                 To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement;

(2)                  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                Statement Required in Connection with Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon on May 17, 2007.

MathStar, Inc.

By:	/s/ James W. Cruckshank
James W. Cruckshank
Vice President of Administration and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas M. Pihl and James W. Cruckshank, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas M. Pihl	President, Chief Executive Officer and Chairman of the	May 17, 2007
Douglas M. Pihl	Board of Directors (principal executive officer)

/s/ James W. Cruckshank	Vice President of Administration and Chief Financial	May 17, 2007
James W. Cruckshank	Officer (principal financial officer and principal accounting officer)

/s/ Benno G. Sand	Director	May 17, 2007
Benno G. Sand

/s/ Merrill A. McPeak	Director	May 17, 2007
Merrill A. McPeak

/s/ Morris Goodwin, Jr.	Director	May 17, 2007
Morris Goodwin, Jr.

/s/ Michael O. Maerz	Director	May 17, 2007
Michael O. Maerz

Exhibit Index

Exhibit No.	Description

4.1

The description of the Company’s common stock contained in the Company’s prospectus dated April 17, 2007 filed with the Securities Exchange Commission (the “SEC”) under the headings “Description of Capital Stock – General” and “—Common Stock (File No. 333-141362) and incorporated by reference hereto;

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of common stock of the Company

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included as part of signature page).

99.1	MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2007).